Exhibit 99.1

Span-America Reports Results for Fourth Quarter and Fiscal Year 2011

GREENVILLE, S.C.--(BUSINESS WIRE)--November 9, 2011--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended October 1, 2011. The company reported fourth quarter 2011 sales of $13.7 million and net income of $910,000, or $0.32 per diluted share. Sales for fiscal year 2011 were $52.6 million, and net income was $3.7 million, or $1.30 per diluted share.

“Span-America reported a 3% increase in medical segment sales in the fourth quarter of fiscal 2011 compared to the fourth quarter of last year due to increased demand for our proprietary therapeutic support surfaces,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “The growth in medical sales was offset by lower custom products segment sales that decreased 7% compared with the fourth quarter of fiscal 2010 due to a successful sales promotion last year with a large customer that was not repeated in the fourth quarter of this year.

“Our fourth quarter 2011 earnings were down from fourth quarter last year due primarily to higher raw material and administrative costs compared with the prior year. We expect sales and earnings to improve in fiscal 2012 based on increasing demand for our new products, customer promotions scheduled, the potential for a significant large-corporate order in the medical segment and the expectation of more stable raw material pricing,” continued Mr. Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2011 decreased 1% to $13.7 million compared with $13.8 million in the same quarter last year. Medical sales rose 3% to $9.0 million in the fourth quarter of fiscal 2011 compared with $8.7 million in the fourth quarter last year. Sales in the custom products segment were down 7% to $4.7 million compared with $5.1 million in the fourth quarter of fiscal 2010.

The majority of the sales growth in the medical segment came from our product lines of therapeutic support surfaces, where sales increased 8% to $5.7 million compared with $5.3 million in the same quarter last year. Most of the sales growth came from the PressureGuard® Easy Air® low-air-loss product line, our new Custom Care® therapeutic support surfaces and higher volume of Geo-Mattress® therapeutic support surfaces, including the newly introduced Geo-Mattress UltraMax™.

“We are encouraged by the increased demand for our newer products in the medical segment,” continued Mr. Ferguson. “We believe it demonstrates that our research and development projects are on track and we are delivering products that are clinically effective and meeting our customers’ needs. Customer interest in our new Custom Care product line has been very positive for both the powered and non-powered versions of this innovative product. We expect our continuing focus on medical product innovation to expand our market share potential in the future.”

Sales results for other medical products decreased in the fourth quarter of fiscal 2011 compared with the fourth quarter last year. Mattress overlay sales declined 11%, sales of the Risk Manager® bedside safety mat were down 15%, and our Selan® skin care products were down 7% compared with the same quarter last year. Mattress overlay sales have been gradually declining over time as customers “trade-up” to more clinically effective therapeutic support surfaces. The decline in Risk Manager sales was due partly to the inclusion of a large order in the fourth quarter of last year that was not repeated this year. These declines were partially offset by a 3% increase in sales of Span-Aids patient positioners in the fourth quarter due primarily to new initiatives with our distributor partners in the acute care market.

The decrease in custom products segment sales was due to lower volume of consumer products, down 8% to $4.0 million compared to $4.3 million in the same quarter last year. Last year’s fourth quarter results benefited from a sales promotion with a large customer that was not repeated in the fourth quarter of this year. In addition, we experienced some disruption in order patterns of consumer products related to the introduction of a new product late in the fourth quarter of this fiscal year. Industrial sales, a part of the custom products segment, were down 3% compared to last year’s fourth quarter due primarily to lower sales in the water sports market.

Gross profit was down 6% to $4.6 million in the fourth quarter of 2011 compared with $4.9 million in the fourth quarter of 2010 due to slightly lower sales volume and an increase in foam raw material costs. As a result, gross margin also declined to 33.9% in the fourth quarter this year from 35.6% in the fourth quarter of last year.

Operating income for the fourth quarter of fiscal 2011 decreased 29% to $1.3 million compared with $1.8 million in the fourth quarter last year. The decline in operating income was caused by lower custom products sales volume, higher raw material costs and an increase in administrative expenses.

Administrative expenses rose 41% to $1.0 million compared with $711,000 in the fourth quarter of 2010. The increase was due primarily to the combination of a $102,000 decline in the cash-value of corporate-owned life insurance, $113,000 in mostly non-recurring professional and other fees related to a business development project currently under evaluation and $53,000 in patent-related costs.

Net income for the fourth quarter of fiscal 2011 decreased 24% to $910,000, or $0.32 per diluted share, compared with $1.2 million, or $0.42 per diluted share, in the fourth quarter of fiscal 2010. The decrease in net income was due to lower sales in the custom products segment and higher raw material and administrative costs.

Fiscal Year Results

Fiscal 2011 net sales were $52.6 million, up slightly compared with $52.4 million in fiscal 2010.

Medical sales totaled $34.7 million in fiscal 2011 and were down 2% compared with sales of $35.6 million in fiscal 2010. The decline was due to lower sales of therapeutic support surfaces, which decreased 4% to $21.3 million compared with $22.2 million in fiscal 2010. Most of the fiscal 2011 support surface sales decline came from our higher-end PressureGuard® APM2® product line due primarily to economic conditions earlier in the fiscal year. We experienced sales growth from PressureGuard Easy Air products, our non-powered Geo-Mattress product line and the newly launched Custom Care support surfaces that partially offset the declines from the other support surface product lines.

Results of sales in our other medical product lines varied in fiscal 2011. Risk Manager bedside safety mat sales increased 16%, patient positioner sales were up by 2%, mattress overlay sales declined 9%, and sales of seating products and our Selan® skin care line were both down 2% during the year.

Sales in the custom products segment increased 6% in fiscal 2011 to $17.8 million compared with $16.8 million in fiscal 2010. Within this segment, consumer sales rose 8% to $14.8 million compared with $13.8 million in fiscal 2010, and industrial sales were down 1% to $3.0 million.

Net income for fiscal 2011 was $3.7 million, or $1.30 per diluted share, a decrease of 18% from $4.5 million, or $1.59 per diluted share, in fiscal 2010. The decrease in net income was due to lower sales volume in the high-end medical product lines, a less profitable sales mix among our consumer products, increased raw material costs in both the medical and custom products segments and higher administrative expenses.

Outlook for Fiscal 2012

“We are optimistic about growing sales and net income in fiscal 2012 based on increasing demand for our new products and the expectation of a significant order for certain medical products by the third quarter of fiscal 2012,” continued Mr. Ferguson. “In addition, we have produced inventories for a large order already in house that will ship during the first quarter of fiscal 2012, which should help us get off to a strong start in our new fiscal year.

“We expect overall margins to improve somewhat in fiscal 2012 due to anticipated higher sales volume and actions we took last fiscal year as foam raw material prices began to rise. Since then, our foam prices have stabilized, and we expect to benefit from our margin protection efforts in the coming year,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases, such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the possibility of having material uncollectible receivables from one or more key customers or distributors, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers or key suppliers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Oct. 1,	Oct. 2,		Oct. 1,	Oct. 2,
	2011	2010	% Chg	2011	2010	% Chg

Net sales	$13,722,499	$13,804,145	-1%	$52,578,372	$52,355,662	0%
Cost of goods sold	9,076,944	8,887,979	2%	34,433,918	32,934,427	5%
Gross profit	4,645,555	4,916,166	-6%	18,144,454	19,421,235	-7%
	33.9%	35.6%		34.5%	37.1%

Selling and marketing expenses	2,194,288	2,151,732	2%	8,737,103	8,672,544	1%
Research and development expenses	147,848	220,574	-33%	643,433	937,865	-31%
General and administrative expenses	1,002,299	710,537	41%	3,288,745	3,076,805	7%
	3,344,435	3,082,843	8%	12,669,281	12,687,214	0%

Operating income	1,301,120	1,833,323	-29%	5,475,173	6,734,021	-19%
	9.5%	13.3%		10.4%	12.9%

Non-operating income:
Investment income and other	4,499	4,536	-1%	18,893	52,194	-64%
Income before income taxes	1,305,619	1,837,859	-29%	5,494,066	6,786,215	-19%

Provision for income taxes	396,000	647,000	-39%	1,795,000	2,280,000	-21%

Net income	$909,619	$1,190,859	-24%	$3,699,066	$4,506,215	-18%
	6.6%	8.6%		7.0%	8.6%

Net income per share of common stock:
Basic	$0.33	$0.43	-25%	$1.33	$1.65	-19%
Diluted	0.32	0.42	-24%	1.30	1.59	-18%

Dividends per common share (1)	$0.11	$0.10	10%	$0.42	$1.40	-70%

Weighted average shares outstanding:
Basic	2,795,751	2,757,901	1%	2,777,820	2,737,790	1%
Diluted	2,848,284	2,837,464	0%	2,839,292	2,841,133	0%

Supplemental data:
Depreciation expense	$179,714	$181,873	-1%	$720,478	$743,159	-3%
Amortization expense	26,583	16,271	63%	89,218	70,132	27%

(1) Dividends for the fiscal year ended October 2, 2010 include a special dividend of $1.00 per share.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Oct. 1,	Oct. 2,
	2011	2010
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$2,124,406	$781,195
Securities available for sale	4,001,831	3,701,511
Accounts receivable, net of allowances	6,350,360	7,129,352
Inventories, net	7,669,741	4,135,379
Deferred income taxes	468,000	667,000
Prepaid expenses	302,310	430,935
Total current assets	20,916,648	16,845,372

Property and equipment, net	5,155,528	5,684,797
Goodwill	1,924,131	1,924,131
Other assets	2,599,693	2,757,888
	$30,596,000	$27,212,188

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,233,597	$2,335,633
Accrued and sundry liabilities	2,371,288	2,641,348
Total current liabilities	5,604,885	4,976,981

Deferred income taxes	161,000	196,000
Deferred compensation	608,992	660,618
Total long-term liabilities	769,992	856,618

Total liabilities	6,374,877	5,833,599

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,794,509 (Oct. 1, 2011) and 2,757,464 (Oct. 2, 2010)	1,111,706	870,946
Additional paid-in capital	765,988	696,491
Retained earnings	22,343,429	19,811,152
Total shareholders' equity	24,221,123	21,378,589

	$30,596,000	$27,212,188

Note: The balance sheet at October 2, 2010 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer